Summit Midstream Partners, LP 2100 McKinney Avenue; Suite 1250 Dallas, Texas 75201

Summit Midstream Partners, LP Announces Closing of Common Unit Offering
and Exercise of Underwriters’ Option To Purchase Additional Units

Dallas, Texas (March 17, 2014) – Summit Midstream Partners, LP (NYSE: SMLP) today announced that it has closed its previously announced underwritten public offering of common units. Including the option to purchase an additional 1,350,000 common units, which was exercised in full by the underwriters, 10,350,000 common units, consisting of 5,300,000 common units offered by SMLP and 5,050,000 common units offered by Summit Midstream Partners Holdings, LLC (“SMP Holdings”), were sold at a price of $38.75 per unit.
Total net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses, were approximately $387.1 million, of which SMLP received approximately $198.1 million and SMP Holdings received approximately $189.0 million. SMLP intends to use the net proceeds from this offering to fund a portion of the purchase price of its pending acquisition of all of the issued and outstanding membership interests in Red Rock Gathering Company, LLC (“Red Rock”). SMLP did not receive any proceeds from the common units sold by SMP Holdings.
Barclays, BofA Merrill Lynch, Morgan Stanley, Deutsche Bank Securities, RBC Capital Markets, Citigroup, Goldman, Sachs & Co., and Wells Fargo Securities acted as joint book-running managers for the offering. Baird and BB&T Capital Markets acted as co-managers for the offering.
A copy of the prospectus supplement and accompanying base prospectus related to the offering may be obtained free of charge on the Securities and Exchange Commission’s website at www.sec.gov or from the underwriters of the offering as follows:

Barclays c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 (888) 603-5847 barclaysprospectus@broadridge.com	BofA Merrill Lynch 222 Broadway, New York, NY 10038 Attn: Prospectus Department email dg.prospectus_requests@baml.com
Morgan Stanley Attn: Prospectus Department 180 Varick Street, 2nd Floor New York, NY 10014 (866) 718-1649 prospectus@morganstanley.com	Deutsche Bank Securities Attn: Prospectus Group 60 Wall Street New York, NY 10005-2836 (800) 503-4611 prospectus.cpdg@db.com
RBC Capital Markets Attn: Equity Syndicate Three World Financial Center 200 Vesey Street, 8th Floor New York, New York 10281-8098 (877) 822-4089	Citigroup c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, New York 11717 Phone: (800) 831-9146 batprospectusdept@citi.com
Goldman, Sachs & Co. Attention: Prospectus Department 200 West Street New York, NY 10282 (866) 471-2526 prospectus-ny@ny.email.gs.com	Wells Fargo Securities Attn: Equity Syndicate Dept. 375 Park Avenue New York, New York 10152 Phone: (800) 326-5897 cmclientsupport@wellsfargo.com

EXH 99.1-1

The common units were offered and sold pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides natural gas gathering, treating and compression services pursuant to long-term, primarily fee-based natural gas gathering agreements with our customers and counterparties in four unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado. SMLP owns and operates 804 miles of pipeline and 182,460 horsepower of compression. SMLP is headquartered in Dallas, TX with regional corporate offices in Houston, TX, Denver, CO and Atlanta, GA.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause our actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting us is contained in our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2014 and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
Contact: Marc Stratton, Vice President and Treasurer, 214-242-1966, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EXH 99.1-2